Exhibit 99.1

MAM Software Reports Fiscal First Quarter Results

MAM starts the fiscal year with strong results and recurring revenue of 82%

BLUE BELL, Pa., November 14, 2017 /PRNewswire/ -- MAM Software Group, Inc. (NASDAQ Capital Market: MAMS) (the "Company" or "MAM"), a leading global provider of on-premise and cloud-based business management solutions for the auto parts, tire and vertical distribution industries, announced the following financial results in accordance with U.S. generally accepted accounting principles (“GAAP”) for its first fiscal quarter ended September 30, 2017, through the filing on November 14, 2017 of its Quarterly Report on Form 10-Q with the Securities and Exchange Commission:

(In thousands, except per share data)	For the Three Months Ended September 30,
	2017	2016
Net revenues	$8,638	$8,062
Gross profit	$4,831	$4,744
Operating income	$1,527	$1,367
Income before provision for income taxes	$1,423	$1,247
Net income	$1,114	$1,213
Earnings per share attributed to common stockholders – basic	$0.09	$0.10
Earnings per share attributed to common stockholders – diluted	$0.09	$0.10
Weighted average shares outstanding – basic	11,816	11,699
Weighted average shares outstanding – diluted	11,871	11,795

Michael Jamieson, MAM’s President and Chief Executive Officer commented, “Fiscal year 2018 is off to a solid start with results that were in-line with our expectations. We also continued to focus our efforts on progressing on our key development projects, including VAST Online and Autocat+.”

“Our team achieved a significant milestone in October with the first installation of VAST Online at a Goodyear dealer location as part of our pilot test program,” continued Jamieson. “We are pleased with the feedback that we’ve received so far from our customer. With this being the first location to go live we will continue to monitor it closely while preparing for the roll-out at additional locations.”

First Quarter Highlights:

●	Net revenues of $8.6 million were up 7.1% compared to $8.1 million for the same period last year. On a constant currency basis, revenues were up 7.4% over the same period last year.

●	Recurring revenues were 82.0% of total revenues compared to 79.5% of total revenues for the same period last year.

●	Total Software as a Service (SaaS) revenues increased 29% year-over-year and 7.5% sequentially.

●	Operating income was $1.5 million, or 17.7% of revenues, versus $1.4 million, or 17.0% of revenues, for the same period last year.

●	Adjusted EBITDA* was $1.8 million, or 20.4% of revenues, versus $1.6 million, or 19.6% of revenues, for the same period last year.

●	Net income was $1.1 million as compared to $1.2 million in the same period last year.

First Quarter Financial Results:

Net revenues were $8.6 million for the quarter ended September 30, 2017 versus $8.1 million for the same period last year, an increase of $576,000 or 7.1%. On a constant currency basis, revenue was up 7.4% over the same period last year.

Recurring revenue for the quarter was $7.1 million, or 82% of total revenue, an increase of $673,000 or 10.5%, over $6.4 million, or 79.5% of total revenue, for the first quarter last year. Sequentially, recurring revenue increased $225,000, or 3.2%, compared to $6.9 million in the fiscal fourth quarter of 2017.

Total Software as a Service (SaaS) revenue for the quarter was $2.6 million, an increase of $580,000, or 29%, year-over-year and an increase of $179,000, or 7.5%, sequentially when compared to the fourth quarter of fiscal 2017. The increase in the SaaS revenue was primarily attributable to a 24.3% increase in Autowork Online (SaaS) revenue for the quarter to $1.5 million, and a 36.5% increase in Autopart Online (SaaS) revenue for the quarter to $1.1 million.

Total Data as a Service (DaaS) revenue for the quarter was $2.3 million, an increase of $72,000, or 3.2%, year over year, and $114,000, or 5.1%, sequentially when compared to the fiscal fourth quarter of 2017.

Gross profit for the quarter was $4.8 million, or 55.9% of total revenue, an increase of $87,000 compared to $4.7 million, or 58.8% of total revenue, for the same period last year.

Operating expenses for the quarter decreased by $74,000 to $3.3 million, a decrease of 2.2% as compared to $3.4 million for the same period last year. An increase in Research and Development expenses to support growth was offset by lower Sales and Marketing expenses and General and Administrative expenses.

Operating income for the quarter increased by $160,000, or 11.7%, to $1.5 million, as compared to $1.4 million for the same period last year.

Other expense for the quarter decreased by $16,000, or 13.3%, to $104,000, as compared to $120,000 for the same period last year.

Provision for income taxes increased to $0.3 million, or an effective tax rate of 22%, for the quarter, as compared to $34,000, or an effective tax rate of 3%, for the same period last year. The increase in the effective tax rate was primarily due to the partial release of our valuation allowance last year.

Net income for the quarter was $1.1 million, or $0.09 per basic and diluted share, compared to net income of $1.2 million, or $0.10 per basic and diluted share, for the same period last year.

Balance Sheet and Other Financial Highlights

●	As of September 30, 2017, the Company had $2.4 million in cash and cash equivalents.
●	The Company spent $0.7 million during the quarter ended September 30, 2017 on capital expenditures and capitalized software development.
●	As of September 30, 2017, the Company had $7.8 million of debt outstanding under its term loan and nothing outstanding under its $2.75 million revolving facility.
●	Stockholders' equity increased from $9.7 million at June 30, 2017, to $11.2 million at September 30, 2017.
●	As of September 30, 2017, there were 12.3 million shares of common stock outstanding.

Business Outlook

The Company reaffirmed its expectations for fiscal year 2018 Adjusted EBITDA* in the range of $5.5 million to $6.0 million, on a constant currency basis.

Conference Call Information

The Company has scheduled a conference call for Wednesday, November 15, 2017, at 9 a.m. ET to review the results. Investors and interested parties can access the conference call by dialing:

●	United States: 1-800-289-0438

●	UK/international: 1-323-794-2423

●	U.K. toll free: 0800 358 6377

A replay will be available until November 29, 2017 by calling 1-844-512-2921 (United States) or 1-412-317-6671 (UK/international). Please use pin number 6378993 for the replay.

A live webcast as well as a replay of the call will be accessible at the investor relations section of the Company's website, www.mamsoftware.com. The replay will be active for 60 days following the conference call.

About MAM Software Group, Inc.

MAM is a leading global provider of cloud-based business and on-premise management solutions for the auto parts, tire and vertical distribution industries. The company provides a portfolio of innovative software (SaaS and packaged), data (DaaS), and integration (iPaaS) services that enable businesses to intelligently manage core business processes, control costs and generate new profit opportunities. MAM's integrated platforms provide a wealth of rich functionality including: point-of-sale, inventory, purchasing, reporting, data and e-commerce. Wholesale, retail and installer business across North America, the U.K. and Ireland rely on MAM solutions, backed by dedicated teams of experienced service and support professionals. For further information, please visit http://www.mamsoftware.com.

*Adjusted EBITDA is defined as earnings before interest, taxes, depreciation and amortization adjusted to exclude non-cash equity compensation, and other special non-recurring charges. A reconciliation of net income (loss) to Adjusted EBITDA can be found at the end of the following tables. Adjusted EBITDA is commonly used by management and investors as an indicator of operating performance and liquidity. Adjusted EBITDA is not considered a measure of financial performance under GAAP and it should not be considered as an alternative to net income (loss), or other financial statement data presented in accordance with GAAP in our consolidated financial statements.

Safe Harbor Statement

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Readers are cautioned not to place undue reliance on these forward-looking statements. Actual results may differ materially from those indicated by these forward-looking statements as a result of risks and uncertainties impacting the Company's business including, increased competition; the ability of the Company to expand its operations through either acquisitions or internal growth, to attract and retain qualified professionals, and to expand commercial relationships; technological obsolescence; general economic conditions; and other risks detailed from time to time in the Company's filings with the Securities and Exchange Commission.

Contact:

MAM Software Group, Inc.

Brian H. Callahan

Chief Financial Officer

610-336-9045 ext. 240

Hayden IR

James Carbonara

Regional Vice President

james@haydenir.com

646-755-7412

MAM SOFTWARE GROUP, INC.

Condensed Consolidated Balance Sheets

(In thousands, except share and per share data)

	September 30,	June 30,
	2017	2017

ASSETS
Current Assets
Cash and cash equivalents	$2,438	$1,260
Accounts receivable, net of allowance of $341 and $332, respectively	4,049	4,644
Inventories	215	154
Prepaid expenses and other current assets	1,420	1,489
Income tax receivable	-	168
Total Current Assets	8,122	7,715

Property and Equipment, Net	527	511

Other Assets
Goodwill	8,364	8,191
Intangible assets, net	637	639
Software development costs, net	8,283	7,634
Deferred income taxes	1,495	1,679
Other long-term assets	332	283
TOTAL ASSETS	$27,760	$26,652

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities
Accounts payable	$1,146	$1,334
Accrued expenses and other liabilities	1,298	1,137
Accrued payroll and related expenses	1,392	1,605
Current portion of long-term debt	1,792	1,734
Current portion of deferred revenue	1,439	1,477
Sales tax payable	782	761
Income tax payable	634	506
Total Current Liabilities	8,483	8,554

Long-Term Liabilities
Deferred revenue, net of current portion	872	772
Deferred income taxes	704	682
Long-term debt, net of current portion	5,939	6,386
Other long-term liabilities	600	583
Total Liabilities	16,598	16,977
Commitments and Contingencies
Stockholders' Equity
Preferred stock: Par value $0.0001 per share; 2,000 shares authorized, none issued and outstanding	-	-
Common stock: Par value $0.0001 per share; 18,000 shares authorized, 12,328 shares issued and 12,323 shares outstanding at September 30, 2017, and 12,313 shares issued and 12,308 shares outstanding at June 30, 2017	1	1
Additional paid-in capital	14,288	14,180
Accumulated other comprehensive loss	(3,018)	(3,283)
Accumulated deficit	(93)	(1,207)
Treasury stock at cost, 5 shares at September 30, 2017 and at June 30, 2017	(16)	(16)
Total Stockholders' Equity	11,162	9,675
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$27,760	$26,652

MAM SOFTWARE GROUP, INC.

Condensed Consolidated Statements of Comprehensive Income

(Unaudited)

(In thousands, except share and per share data)

	For the Three Months Ended
	September 30,
	2017	2016
Net revenues	$8,638	$8,062
Cost of revenues	3,807	3,318
Gross Profit	4,831	4,744

Operating Expenses
Research and development	1,003	895
Sales and marketing	753	910
General and administrative	1,490	1,510
Depreciation and amortization	58	62
Total Operating Expenses	3,304	3,377

Operating Income	1,527	1,367

Other Income (Expense)
Interest expense, net	(104)	(120)
Total other income (expense), net	(104)	(120)

Income before provision for income taxes	1,423	1,247

Provision for income taxes	309	34

Net Income	$1,114	$1,213

Earnings per share attributed to common stockholders – basic	$0.09	$0.10
Earnings per share attributed to common stockholders – diluted	$0.09	$0.10

Weighted average common shares outstanding – basic	11,816	11,699
Weighted average common shares outstanding – diluted	11,871	11,795

Net Income	$1,114	$1,213
Foreign currency translation income (loss)	265	(476)
Total Comprehensive Income	$1,379	$737

MAM SOFTWARE GROUP, INC.

Condensed Consolidated Statements of Cash Flows

(Unaudited)

(In thousands)

	For the Three Months Ended
	September 30,
	2017	2016
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$1,114	$1,213
Adjustments to reconcile net income to net cash provided by operating activities:
Bad debt expense	12	120
Depreciation and amortization	142	128
Amortization of debt issuance costs	11	12
Deferred income taxes	184	2
Stock-based compensation expense	97	84

Changes in assets and liabilities:
Accounts receivable	652	(592)
Prepaid expenses and other assets	(7)	213
Income tax receivable	169	357
Accounts payable	(205)	24
Accrued expenses and other liabilities	(87)	(347)
Income tax payable	126	-
Deferred revenues	32	196
NET CASH PROVIDED BY OPERATING ACTIVITIES	2,240	1,410

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchase of property and equipment	(42)	(24)
Capitalized software development costs	(630)	(749)
NET CASH USED IN INVESTING ACTIVITIES	(672)	(773)

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from long-term debt	-	250
Repayment of long-term debt	(400)	(655)
Common stock surrendered to pay for tax withholding	-	(149)
NET CASH USED IN FINANCING ACTIVITIES	(400)	(554)

Effect of exchange rate changes	10	(241)
Net change in cash and cash equivalents	1,178	(158)
Cash and cash equivalents at beginning of period	1,260	491
Cash and cash equivalents at end of period	$2,438	$333

The Accompanying Notes Are an Integral Part of these Condensed Consolidated Financial Statements

F-4

MAM SOFTWARE GROUP, INC.
Calculation of Adjusted Earnings before Interest, Taxes, Depreciation, and Amortization (Non-GAAP)
(Unaudited) (In thousands)

	For the Three Months Ended September 30,

	2017	2016

Net income (GAAP)	$1,114	$1,213
Interest expense, net	104	120
Provision for income taxes	309	34
Depreciation and amortization	142	128
Non-cash stock compensation	97	84
Adjusted EBITDA (Non-GAAP)	$1,766	$1,579